AMENDMENT NO. 1

TO INVESTMENT ADVISORY AGREEMENT

between

USAA MUTUAL FUNDS TRUST

and

VICTORY CAPITAL MANAGEMENT INC.

This AMENDMENT made as of the 24th day of April 2023, (the "Amendment") to the Investment Advisory Agreement dated July 1, 2019, (the "Agreement") between VICTORY CAPITAL MANAGEMENT INC., a corporation organized under the laws of the State of New York and having a place of business in San Antonio, Texas (the "Adviser"), and USAA MUTUAL FUNDS TRUST, a statutory trust organized under the laws of the State of Delaware and having a place of business in San Antonio, Texas (the "Trust").

WHEREAS, the Adviser and the Trust wish to enter into this Amendment to the Agreement to reflect the name change of the Trust to Victory Portfolios III;

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter contained and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, intending to be legally bound, the Adviser and the Trust hereby agree as follows:

1.Effective at the start of business on April 24, 2023, all references to USAA Mutual Funds Trust in the Agreement shall be replaced with Victory Portfolios III.

2.Except as set forth in this Amendment, the Agreement is unaffected and shall continue in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

VICTORY CAPITAL MANAGEMENT INC.		VICTORY PORTFOLIOS III
By:	/s/ Michael Policarpo	By: /s/ Christopher Dyer

Name: Michael D. Policarpo		Name: Christopher K. Dyer
Title:	President, Chief Financial Officer and Chief	Title: President
Administrative Officer